EXHIBIT 10-17

The York Water Company

Amended and Restated

"Supplemental Retirement Plan"

(Effective January 1, 2009)

AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN

THIS SUPPLEMENTAL RETIREMENT PLAN is an agreement (the "Agreement") made as of this _______ day of _______________, 20___, by and between THE YORK WATER COMPANY, a Pennsylvania corporation with its principal business office located at 130 East Market Street, York, Pennsylvania (hereinafter called "Employer") and ___________________ (hereinafter called "Employee"):
WITNESSETH:
WHEREAS, Employer wishes to encourage Employee's continued employment, and Employee is willing to undertake such employment, subject to receipt of deferred compensation upon the terms hereinafter set forth.
WHEREAS, Employer desires to amend and restate the Supplemental Retirement Plan to comply with the requirements of Section 409A of the Code (as defined below).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, do hereby mutually agree as follows:
1. Employment.  Employer hereby engages Employee upon the terms and conditions as hereinafter provided.
2. Term.  This Agreement shall continue in full force and effect until the earlier of (i) Employee's Separation from Service (as defined below) prior to attaining age 55, or (ii) payment to Employee or Beneficiary, as applicable, of all benefits to which Employee shall become entitled hereunder.
3. Duties.  From and after the date hereof, Employee shall serve Employer in Employer's business in such capacity or capacities as may from time to time be determined by the President or Board of Directors of Employer (the "Board").  During the period of active, full-time employment hereunder, Employee shall:
(a) devote his full time and best efforts to the business and affairs of Employer (allowing a reasonable time for vacation);
(b) perform such services, not unreasonable or inconsistent with Employee's position, education, training or background, as may be designated by the President or Board at any time and from time to time;
(c) use his best efforts to promote the business of Employer; and
(d) hold such office or directorship in Employer, to which Employee may from time to time be elected or appointed, without further compensation other than that for which provision is made in this Agreement.
4. Compensation.  During the period of Employee's employment hereunder, Employer agrees to pay Employee for his services such a salary as may from time to time be mutually agreed between Employer and Employee.
5. Definitions.  The following definitions are applicable to the benefits payable hereunder:
(a) Beneficiary shall mean one or more persons, trusts, estates or other entities that are entitled to receive benefits under this Agreement upon the death of Employee as may have theretofore been designated in writing by Employee on forms provided by Employer and containing Employer's acknowledgment or acceptance thereof.
(b) Code shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
(c) Disability Retirement shall mean a condition of Employee whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Employer.  Items (i) and (ii) in this Section 5(c) are permitted provided they are in compliance with the requirements of Treasury Regulations Section 1.409A-3(g)(4).   An Employee will also be deemed disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of Disability applied under such disability insurance program complies with the requirements of Treasury Regulations Section 1.409A-3(g)(4).
(d) Disability Retirement Benefit shall mean the benefit payable under this Agreement upon a Disability Retirement.  The Disability Retirement Benefit shall be the Monthly Retirement Benefit Unit multiplied by each calendar year of full-time, active service with Employer completed subsequent to the ________ and as of the December 31 immediately prior to Employee's Disability Retirement.
(e) Early Retirement Age shall mean any age from and including age fifty-five (55) to and including age sixty-four (64).
(f) Early Retirement Benefit shall mean the Monthly Retirement Benefit Unit multiplied by each calendar year of full-time, active service with Employer completed subsequent to _________ and as of the December 31st immediately prior to attainment of Early Retirement Age.
(g) ERISA shall mean the Employee Retirement Income Act of 1974, as amended, and the regulations issued thereunder.
(h) Late Retirement Age shall mean any age from and including age sixty-six (66).
(i) Late Retirement Benefit shall mean the Monthly Retirement Benefit Unit multiplied by each calendar year of full-time, active service with Employer completed subsequent to _________ and as of the December 31st immediately prior to attainment of Late Retirement Age.
(j) Monthly Retirement Benefit Unit shall mean, for purposes of the applicable Supplemental Retirement Benefit determination hereunder, $_______, the monthly benefit unit commencing at Early Retirement Age, Normal Retirement Age, Late Retirement Age, Disability Retirement or Pre-Retirement Death, as applicable.
(k) Normal Retirement Age shall mean age sixty-five (65).
(l) Normal Retirement Benefit shall mean the Monthly Retirement Benefit Unit multiplied by each calendar year of full-time, active service with Employer completed subsequent to _________ and as of the December 31st immediately prior to attainment of Normal Retirement Age.
(m) Payment Delay for Specified Employees shall mean the six (6) month payment delay of the Normal Retirement Benefit that is payable to a "key employee" (as defined by Section 416(i) of the Code without regard to paragraph (5) thereof, and as further defined in Treasury Regulations Section 1.409A-(1)(i)) on account of the key employee's Separation from Service.
(n) Plan Administrator shall mean the Board or its designee.
(o) Pre-Retirement Death Benefit shall mean the lesser of (x) the product of (i) $_________ per month indexed at four percent (4%) per annum, multiplied by (ii) the number of completed calendar years subsequent to ______________, or (y) the sum of (i) the product of (A) twelve (12) multiplied by (B) one hundred percent (100%) of monthly salary for the month in which death occurs and (2) the product of (A) one hundred sixty-eight (168) multiplied by (B) sixty percent (60%) of the monthly salary for the month in which death occurs.
(p) Separation from Service shall mean "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code.
(q) Supplemental Retirement Benefits shall mean Early Retirement Benefit, Normal Retirement Benefit, Late Retirement Benefit, Disability Retirement Benefit and the Pre-Retirement Death Benefit.
(r) Unforeseeable Emergency shall mean severe financial hardship of Employee or Beneficiary resulting from an illness or accident of Employee or Beneficiary, Employee or Beneficiary's spouse, or Employee or Beneficiary's dependent(s) (as defined in Section 152(a) of the Code) or loss of Employee or Beneficiary's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee or Beneficiary within the meaning of Section 409A of the Code.
6. Supplemental Retirement Benefits
(a)  Retirement Benefits.  Subject to all of the terms and conditions hereof, Employer agrees to pay to Employee, and Employee shall be entitled to receive from Employer, his or her Early Retirement Benefit, Normal Retirement Benefit or Late Retirement Benefit, as applicable, upon the later of Employee's (i) Separation from Service, provided Employee is at least age 55 at the time of such Separation from Service, or (ii) attainment of age sixty (60).  Employee's Early Retirement Benefit, Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall commence payment within sixty (60) days of Employee's Separation from Service or Employee's 60th birthday, as applicable, and be paid monthly for one hundred eighty (180) consecutive months thereafter .  Notwithstanding anything to the contrary in this Section 6(a), if Employee's Early Retirement Benefit, Normal Retirement Benefit or Late Retirement Benefit, as applicable, is payable upon Employee's Separation from Service and Employee is a key employee, the applicable retirement benefit is subject to the Payment Delay for Specified Employees.
(b) Disability Retirement Benefits.  If while actively employed on a full-time basis with Employer, Employee incurs a Disability Retirement, Employee is entitled to a Disability Retirement Benefit which shall commence payment within sixty (60) days following the Disability Retirement and be paid monthly until the December 31st immediately following Employee's eightieth (80th) birthday.
(c) Pre-Retirement Death Benefits.  If Employee dies (i) while actively employed by Employer on a full-time basis and prior to the commencement of Normal Retirement Benefits or (ii) after satisfying the requirements of a Disability Retirement but prior to the commencement of Disability Retirement Benefits, the Pre-Retirement Death Benefit will be paid in a single lump sum within sixty (60) days following Employee's death.
(d) Termination of Employment by Employee Prior to Age 55.  If Employee terminates employment by Employer prior to age fifty-five (55), other than as a result of death or Disability Retirement as provided for hereunder, Employee will no longer be entitled to receive benefits under this Agreement.
7. Eligibility in Other Employer Plans.  Nothing contained in this Agreement shall affect the right of Employee to participate or to continue to participate in any pension plan or in any other supplemental compensation arrangement sponsored by Employer which may constitute a part of Employer's regular compensation structure or in any discretionary bonus which Employer may pay to its employees; and Employee may receive the benefits under the provisions of any such pension plan or other arrangements in accordance with the terms thereof.  Any benefits paid to Employee pursuant to this Agreement shall not be deemed salary or other eligible compensation for the purpose of computing fringe benefits or benefits to which Employee may be entitled under any pension plan or other arrangement sponsored by Employer for the compensation of its employees.
8. Employee Revocable Designation.  In the event of death of Employee prior to the payment in full of the applicable benefits hereunder, Employee's remaining monthly payments shall be paid to Beneficiary at the same time and in the same form as if it were paid to Employee had Employee survived.  Employee shall have the right at any time and from time to time to change Beneficiary regardless of whether distribution of the benefits may have commenced.  In the event of Employee's failure to make such designation, or if no designee shall survive Employee, the remaining monthly payments shall be paid to Employee's spouse; provided that if Employee's spouse shall become entitled to payment hereunder, but shall die before payment in full of the applicable benefits, any remainder thereof shall be paid in monthly installments either to the issue of Employee, per stirpes, and if none, then to Employee's estate.
9. Unforeseeable Emergency.  Notwithstanding that an effective designation of a Beneficiary entitled to receive payment of benefits or remainder thereof may then be in force, the Board may, at its option, at any time or from time to time in its absolute and sole discretion, as permitted within the meaning of Section 409A of the Code and Treasury Regulations Section 1.409A-3(g)(3), accelerate the time and form of payment of any one or more payments hereunder in event of any Unforeseeable Emergency; provided that Employee is at least age 55 upon the occurrence of the Unforeseeable Emergency.
10. Minority or Disability.  If Employer in its sole discretion shall deem any person entitled to receive any payments under this Agreement to be unable to care for his or her affairs because of illness or accident, or is a minor, any such payments (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, child or children, parent, brother or sister of such person, or to any third person or entity deemed by Employer to have incurred expense for such person, in the manner and amount that such payments would have been distributed to such person.  Any such payment shall be a complete discharge to the extent thereof of the obligations of Employer under this Agreement.
11. Non-Alienation of Benefits.  None of the rights, interest or benefits contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Employee, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Employee by virtue of this Agreement, and none of the rights, interest or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process.  Any (or attempted) sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights, interest or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.
12. Discharge Provisions
(a) Notwithstanding anything which might be herein contained to the contrary, it being clearly understood and agreed upon by the parties hereto the EMPLOYMENT OF EMPLOYEE IS AND SHALL REMAIN EMPLOYMENT SOLELY AT-WILL, Employer may at any time discharge Employee, whether or not for cause, in which event or in the event Employee sues or in any manner contests such "at-will" employment or Employer's right to discharge Employee, then upon written notice to Employee and effective immediately upon the mailing thereof in the manner set forth in Section 19 hereof, Employee's right to receive benefits hereunder shall be fixed and determined as of such date; provided that nothing herein shall affect Employee's right to receive payment of such benefits in the manner and at the time herein provided, except as otherwise provided in Section 12(b) hereof.
(b) If Employee incurs a Separation from Service on account of termination of employment by Employer without cause and Employee is at least age 55, a monthly benefit paid for one hundred eighty (180) consecutive months will be paid commencing within sixty (60) days following the date of the discharged Employee's attainment of Normal Retirement Age, or if sooner, within sixty (60) days following the Employee's death.  Notwithstanding the foregoing in this Section 12(b), if the benefit payable under this Section 12(b) is paid upon Employee's Separation from Service and Employee is a key employee, then such payment is subject to the Payment Delay for Specified Employees.  The benefit paid under this Section 12(b) will be calculated using the then discounted  present value of the discharged Employee's Monthly Retirement Benefit Units accrued on Employer's books as of the December 31st immediately prior to the date when Employee's rights to receive a benefit is fixed under Section 12(a) hereof.  The monthly benefit will be determined assuming that the discounted present value is paid for one hundred eighty (180) consecutive equal monthly installments assuming interest at the same rate as used in determining the present value.  No Disability Retirement Benefits will be paid under this provision.
(c) In the event that Employee shall be convicted of a crime involving Employee's business affairs or in the event that Employer shall have reasonable cause to believe Employee to be guilty of any such crime, all rights of Employee under this Agreement shall terminate immediately, and Employer shall have the right to terminate and make no payments whatsoever of Supplemental Benefits hereunder, notwithstanding that such amounts would constitute all or a portion of the benefits otherwise payable hereunder.  Such right of Employer shall be in addition to, and not in lieu of, any and all other rights which Employer may have in such event.  The provisions hereof shall be applicable notwithstanding that payment of such Normal Retirement Benefit or Disability Retirement Benefits may have theretofore commenced under any provision of this Agreement.
13. Non-Competition Provision.  Notwithstanding anything herein contained to the contrary, no payment of any then unpaid installments of benefits under this Agreement shall be made and all rights under this Agreement of Employee, his spouse, executors or administrators, or other persons claiming through or on behalf of Employee to receive payments thereof, shall be forfeited, unless such forfeiture is waived by the Board, if Employee engages in or takes part in any business enterprise of any kind during employment by Employer or within a period of three (3) years after termination of such employment or at any time while Employee is receiving benefits hereunder for any reason whatsoever, within a sixty (60) mile radius of York, Pennsylvania, whether as an Employee or as an owner directly or indirectly, which manufacture, produces or sells any article then manufactured, produced or sold by Employer or by a present or future holding company of Employer or subsidiary of Employer or of such holding company, or which may be in any other way directly or indirectly competitive with the business of Employer or such holding company or subsidiary of Employer.
14. No Trust Relationship.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust or security relationship of any kind, nor a fiduciary relationship between Employer and Employee, or any Beneficiary of the latter or other person presently or prospectively entitled to the receipt of payments hereunder.  To the extent that any person becomes entitled, presently or prospectively, to receive payments from Employer under this Agreement, such right shall be no greater than the right shall be no greater than the right of any unsecured general creditor of Employer.
15. Power and Authority.  Plan Administrator shall have full power and authority to interpret, construe and administer this Agreement, and any such interpretation or construction hereof by Plan Administrator, or other action hereunder, including the amount or recipient of any one or more payments of the benefits payable  hereunder, shall be binding and conclusive on all persons, whether in being or not.  Neither Employer nor Plan Administrator shall not be liable to any person, whether in being or not, for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless attributable to the willful misconduct or bad faith of Employer or Plan Administrator, it being understood and agreed, however, that the employment of Employee is and shall continue to be solely at-will.
16. Waiver of Breach.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right of power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
17. Modification.  This Agreement shall not be modified or amended except by written Agreement duly executed by Employee and Employer.
18. Severability.  If any clause, sentence, paragraph, section or part of this Agreement shall be held by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate any of the other parts hereof.
19. Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, if to Employee, to his address as shown on the books of Employer, and if to Employer, to the address shown above, or such other address as Employer may have designated in writing, or if such written notice is actually received by the person to whom sent.
20. Claims Procedure.
(a) Claim. Employee or Beneficiary (hereinafter referred to as a "Claimant") who believes he or she is entitled to any Supplemental Retirement Benefit under this Agreement may file a claim with Plan Administrator. Plan Administrator shall review the claim itself or appoint an individual or entity to review the claim.
(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied (forty-five (45) days in the case of a claim involving Disability Retirement Benefits), unless, for claims not involving Disability Retirement Benefits, the claimant receives written notice from Plan Administrator or appointee of Plan Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.  In the case of a claim involving Disability Retirement Benefits, Plan Administrator will notify the Claimant within the initial forty-five (45) day period that Plan Administrator needs up to an additional thirty (30) days to review the Claimant's claim.  If the Plan Administrator determines that the additional thirty (30) day period is not sufficient and that additional time is necessary to review the Claimant's claim for Disability Retirement Benefits, the Plan Administrator may notify the Claimant of an additional thirty (30) day extension.  If Plan Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication:
(i) The specific reasons for such denial;
(ii) Specific reference to pertinent provisions of this Agreement on which such denial is based;
(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;
(iv) In the case of any claim involving Disability Retirement Benefits, a copy of any internal rule, guideline, protocol, or other similar criterion relied upon in making the initial determination or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the determination and that a copy of such rule will be provided to the Claimant free of charge at the Claimant's request; and
(v) A description of the Agreement's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.
(c) Review Procedures.  A request for review of a denied claim must be made in writing to Plan Administrator within sixty (60) days after receiving notice of denial (one hundred eighty (180) days in the case of a claim involving Disability Retirement Benefits). The decision upon review will be made within sixty (60) days after Plan Administrator's receipt of a request for review (forty-five (45) days in the case of a claim involving Disability Retirement Benefits), unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review (ninety (90) days in the case of a claim for Disability Retirement Benefits). A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period (the initial forty-five (45) day period in the case of a claim for Disability Retirement Benefits) and must explain the special circumstances and provide an expected date of decision.  The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to Plan Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination.  Upon completion of its review of an adverse initial claim determination, Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:
(i) its decision;
(ii) the specific reasons for the decision;
(iii) the relevant Agreement provisions on which its decision is based;
(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Agreement's files which is relevant to the Claimant's claim for benefit;
(v) a statement describing the Claimant's right to bring an action for judicial review under Section 502(a) of ERISA; and
(vi) in the case of any claim involving Disability Retirement Benefits, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse determination on review or a statement that a copy of the rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review and that a copy of such rule, guideline, protocol, or criterion will be provided without charge to the Claimant upon request.
Unless a Claimant voluntarily avails himself or herself of the procedures set forth in Section 20(g) below, all interpretations, determinations and decisions of Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Agreement documents and shall be final, conclusive and binding on all parties.
(d) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Agreement procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
(e) Failure of Agreement to Follow Procedures. If the Agreement fails to follow the claims procedure required by this Article, a Claimant shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Agreement has failed to provide reasonable claims procedure that would yield a decision on the merits of the claim.
(f) Failure of Claimant to Follow Procedures. A Claimant's compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under the Agreement.
(g) Arbitration of Claims.  Instead of  pursuing his or her claim in court, a Participant may voluntarily agree that all claims or controversies arising out of or in connection with this Agreement shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration as provided in this Article. Except as otherwise provided or by mutual agreement of the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedure then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by Employer or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney's fees, disbursements and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.  If the Claimant voluntarily avails himself or herself of the procedures set forth in this Section 20(g), all determinations of the arbitrators in respect of any claim shall be final, conclusive and binding on all parties.
21. Gender and Plural.  All references made and pronouns used herein shall be construed in the singular or plural, and in such gender as the context may require.
22. Captions.  The captions of the various provisions shall not be deemed a part of this Agreement and shall not be construed in any way to limit the contents hereof but are inserted herein only for reference and for convenience of the parties.
23. Governing State Law.  This Agreement may be executed at different times in different places, but all questions concerning the construction or validity hereof, or relating to performance hereunder, shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.
24. Duplicate Originals.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and there shall be no requirement to produce another counterpart.
25. Successors or Assigns.  It is hereby agreed that the terms and provisions of this Supplemental Retirement Plan shall be binding upon the successors or assigns of The York Water Company (Employer).
26. Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, including the requirement that "specified employees," as such term is defined in Section 409A of the Code, may not receive distributions prior to the end of the six-month period following a Separation from Service.  If a payment is not made by the designated payment date under the Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event may Employee designate the year of a distribution.   Notwithstanding anything in the Agreement to the contrary, this Agreement may be amended by Employer at any time, retroactively if required, to the extent required to conform the Agreement to Section 409A of the Code.

  IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officers, and Employee has hereunto set his hand and seal as of the day and year first above written.

ATTEST:	THE YORK WATER COMPANY

_____________________________________	____________________________________
Secretary	President

____________________________________
(SEAL)	Employee

TO WHOM IT MAY CONCERN

I designate the following as my beneficiary for the Supplemental Retirement Plan of The York Water Company.
Name of Beneficiary
Primary
Name
Address

Relationship

Secondary
Name
Address

Relationship

Signed
Date

Commonwealth of Pennsylvania	)
)SS:
County of York	)

On this, the _______ day of _______________, 20___, before me a Notary Public, the undersigned personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he or she executed the same for the purposes therein contained.

In Witness Whereof, I hereunto set my hand and official seal.

Notary Public

Schedule 10.17

Name	Date Credited Service Began	Normal Monthly Retirement Unit	Pre-Retirement Death Benefit
Jeffrey R. Hines	December 31, 1989	120.12	800,000
Joseph T. Hand	December 31, 2009	163.40	500,000
Vernon L. Bracey	December 31, 2003	122.55	500,000
Mark S. Snyder	December 31, 2009	111.11	500,000
John H. Strine	December 31, 2009	231.48	500,000
Matthew E. Poff	December 31, 2018	154.32	500,000